Reliability Incorporated
Exhibit 99.1

Reliability Incorporated reports results for first quarter 2003

     HOUSTON, TEXAS, April 17, 2003. Reliability Incorporated (Nasdaq: REAL) today announced that revenues for the quarter ended March 31, 2003 were $428,000, resulting in a net loss of $1,449,000, or $.23 per diluted share. Revenues for the same period of 2001 were $1,234,000, resulting in a net loss of $1,651,000, or $.26 per diluted share. The results for the first quarter of 2003 include a gain on the sale of the building where the Company's former Costa Rica operations were conducted of $155,000 or $.02 per share.

     Larry Edwards, President and CEO commented, "The first quarter of 2003 started the year off pretty close to our forecast. Revenue of $428,000 was on the low end of our forecast of $300,000 to $800,000 for the first quarter of 2003. The net loss of $0.23 per diluted share was better than our forecast of a loss of $.28 to $.32 per share. Revenue for the first quarter of 2003 was down slightly from the fourth quarter revenue of 2002 of $453,000 and down 65% as compared to the first quarter of 2002 revenue of $1,234,000. Despite the drop of approximately $1,000,000 in revenue for the first quarter of 2003, as compared to the first quarter of 2002, the loss at the operating income level, less all severance costs and asset impairment charges, remained almost flat. Thus, we were able to reduce our expenses by approximately one dollar for every dollar drop in revenue via staff reductions, expense controls, and salary reductions.

     "Revenue from both the Test Systems and Power Sources segments decreased in the first quarter of 2003, which will force us to again reduce expense in the second quarter of this year. The bright spot was Testing Services in Singapore, which saw an increase in demand for its services, although demand is still far below historical levels. The increases in demand for our processing services were primarily for memory devices, particularly SRAMs. Testing Services plans to continue to work to qualify test during burn-in programs for 256 Meg SDRAMs. The schedule is to be qualified and tooled by the third quarter of 2003.

     "Despite the fact that the markets the Company serve have been depressed for a very long period of time, our cash was $5.4 million or $.85 per share as of March 31, 2003, our working capital was $10.1 million, and we have maintained the debt free status of the Company. Our current ratio was a very strong 13.0 to 1, and our net worth was $15.7 million or $2.48 per share. During 2003 we expect a U.S. income tax refund of approximately $3.7 million about mid-year, which we expect will increase our cash to approximately $7.6 million or $1.20 per share as of June 30, 2003. In addition, our liquidity was improved by $825,000 in January of 2003 due to the sale of the building where the Company's former Costa Rica operations were conducted. A gain of $155,000 on the sale of the building was included in other income in the first quarter of 2003. In the first quarter of 2003 we continued to invest in R&D. A large portion of the R & D expense was used to continue the development of the Criteria 20, which is our next generation micrologic burn-in and test system. The Company plans to continue to review its expenses and cost controls. We plan to continue to invest in the future, but at lower rates, via capital asset investments, research and development for new products, and may, from time to time, repurchase Reliability stock, when appropriate, but at lower rates.

    "The following statements are forward looking, based on our current expectations, and actual results may differ materially. We are still concerned by the uncertainty in the global economy, and the continuing low revenues in the semiconductor industry and the semiconductor equipment industry. The U.S. test and assemble industry has now had 30 straight months of declining and/or depressed revenue and there is little indication that we see that things will improve in the next the quarter or two. Therefore, we expect the Company's revenue will still bump along at depressed levels for the second quarter of 2003. We are forecasting a loss of $.25 to $.30 per diluted share for the second quarter of 2003 on revenues of $0.4 to $0.7 million.

     "Nonetheless, we have refocused and repositioned our products and services, and we are optimistic about the long-term opportunities and challenges that we face. We believe that when the semiconductor industry recovers, demand for Testing Products and Services that can provide equipment to deliver higher power and offer greater heat removal will lead the recovery. We also believe that Reliability has logical solutions to these more stringent technical specifications with our Criteria 18 HD Plus and Criteria 18 HP. Since we believe we now have a functioning Criteria 20, we plan to reduce our R&D expense in this area. However, almost all of the potential customers for the Criteria 20 are looking for a system which will process the next two to three generations of their devices. Therefore, we have to continue to develop features for the Criteria 20 to keep up with the higher performance that is required. If we receive an order in the first half of 2003 with specifications similar to what we expect, and provided we have no unanticipated technical challenges, we expect to be able to ship the initial production machine in 20 to 26 weeks. However, delivery will be very dependent on the exact feature set purchased. With a solid balance sheet and a new set of product features and services, we believe the Company is well positioned to take advantage of the increased demand when the market recovers. Our challenge is not only to stay financially healthy and satisfy current demand in the face of a prolonged downturn, but also to continue our investments in R&D and capital equipment in order to keep the Company positioned for growth in the future."

For more information see the Company's web site www.relinc.com.

     Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, and changes in demand for the Company's products and services and the Company's customers' products and services. Actual results may materially differ from projections.

RELIABILITY INCORPORATED
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2003	2002

REVENUES	$ 428	$1,234

COSTS AND EXPENSES:
Cost of revenues	749	1,164
Marketing, general and administrative	829	1,012
Research and development	470	699
Asset impairment, restructuring and severance costs	-	323
Total expenses	2,048	3,198
Operating (loss)	(1,620)	(1,964)
Interest income	16	46
Gain on sale of building	155	-
Income (loss) before income taxes	(1,449)	(1,918)
Provision (benefit) for income taxes	-	(267)
NET (LOSS)	$(1,449)	$(1,651)

(LOSS) PER SHARE:
Basic	$ (.23)	$ (.26)
Diluted	$ (.23)	$ (.26)

Weighted average shares:
Basic	6,336	6,336
Diluted	6,336	6,336

RELIABILITY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2003	December 31, 2002

Current assets:
Cash and cash equivalents	$ 5,447	$ 6,117
Accounts receivable	304	296
Inventories	1,329	1,326
Refundable income taxes	3,751	3,677
Other current assets	99	86
Total current assets	10,930	11,502
Property, plant and equipment, at cost, net of accumulated depreciation of $14,307 in 2003 and $14,130 in 2002	4,289	4,423

Investments	195	178
Assets held for sale	1,285	2,005
	$16,699 =====	$18,108 =====

Current liabilities:
Accounts payable	$ 147	$ 122
Accrued liabilities	593	652
Income taxes payable	27	29
Accrued restructuring costs	77	92
Total current liabilities	844	895

Deferred tax liabilities	133	53

Stockholders' equity:
Common stock, without par value; 20,000,000 shares authorized; 6,690,265 shares issued in 2003 and 2002	9,614	9,614
Retained earnings	7,218	8,668
Accumulated other comprehensive (loss) income	(16)	(28)
Less treasury stock, at cost, 354,300 shares in 2003 and 2002	(1,094)	(1,094)
Total stockholders' equity	15,722	17,160
	$16,699 =====	$18,108 =====